Exhibit 99.1

Investor Contact:                         Media Contact:
Lindsey Opsahl                        Leslie Wojcik
SEI                                SEI
+1 610-676-4052                        +1 610-676-4191
lopsahl@seic.com                        lwojcik@seic.com
Pages:        8

FOR IMMEDIATE RELEASE

SEI Reports Second-Quarter 2018 Financial Results

OAKS, Pa., July 19, 2018 – SEI Investments Company (NASDAQ:SEIC) today announced financial results for the second-quarter 2018. Diluted earnings per share were $0.75 in second-quarter 2018 compared to $0.57 in second-quarter 2017.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2018	2017	%	2018	2017	%

Revenues	$404,830	$372,331	9%	$810,428	$732,315	11%
Net income	121,677	91,769	33%	261,515	180,506	45%
Diluted earnings per share	$0.75	$0.57	32%	$1.61	$1.11	45%
“Second-quarter financial results reflect increased adoption of our solutions across our markets, as well as continued migration to SEI's platforms, most notably the SEI Wealth PlatformSM,” said Alfred P. West, Jr., SEI Chairman and CEO.

"We continue to acquire new clients, enhance our platforms, and create scale while executing our long-term strategy. We feel that this puts us on track to generate sustainable growth for our shareholders."

Summary of Second-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2018	2017	%	2018	2017	%
Private Banks:
Revenues	$121,126	$116,184	4%	$243,290	$228,818	6%
Expenses	114,842	112,353	2%	227,044	220,903	3%
Operating Profit	6,284	3,831	64%	16,246	7,915	105%
Operating Margin	5%	3%		7%	3%

Investment Advisors:
Revenues	99,890	92,746	8%	199,082	180,984	10%
Expenses	53,052	49,380	7%	105,505	96,919	9%
Operating Profit	46,838	43,366	8%	93,577	84,065	11%
Operating Margin	47%	47%		47%	46%

Institutional Investors:
Revenues	83,434	78,068	7%	168,925	155,072	9%
Expenses	40,871	38,668	6%	82,120	77,496	6%
Operating Profit	42,563	39,400	8%	86,805	77,576	12%
Operating Margin	51%	50%		51%	50%

Investment Managers:
Revenues	97,566	83,616	17%	194,421	164,103	18%
Expenses	63,321	53,847	18%	126,659	105,912	20%
Operating Profit	34,245	29,769	15%	67,762	58,191	16%
Operating Margin	35%	36%		35%	35%

Investments in New Businesses:
Revenues	2,814	1,717	64%	4,710	3,338	41%
Expenses	5,940	5,124	16%	11,038	10,004	10%
Operating Loss	(3,126)	(3,407)	NM	(6,328)	(6,666)	NM

Totals:
Revenues	$404,830	$372,331	9%	$810,428	$732,315	11%
Expenses	278,026	259,372	7%	552,366	511,234	8%
Corporate overhead expenses	16,514	15,732	5%	31,456	30,337	4%
Income from operations	$110,290	$97,227	13%	$226,606	$190,744	19%

Second-Quarter Business Highlights:

•	Revenue growth in the quarter was primarily driven by higher Asset management, administration, and distribution fees from market appreciation and positive cash flows from new and existing clients.

•
Information processing and software servicing fees in our Private Banks segment increased $3.3 million in second-quarter 2018 compared to second-quarter 2017 primarily due to increased assets from new and existing clients processed on the SEI Wealth Platform (the Platform).

•	Revenues from the SEI Archway acquisition were $5.6 million during the second-quarter 2018. SEI Archway was acquired during the third-quarter 2017 and is reported in our Investment Managers segment.

•
Our average assets under management, excluding LSV, increased $17.8 billion, or nine percent, to $227.0 billion, as compared to $209.2 billion during the second-quarter 2017 (see attached Average Asset Balances schedules for further details).

•
Our average assets under administration increased $53.4 billion, or 11 percent, to $545.3 billion in the second-quarter 2018, as compared to $491.9 billion during the second-quarter 2017 (see attached Average Asset Balances schedules for further details).

•
Sales events, net of client losses, during second-quarter 2018 totaled approximately $24.5 million and are expected to generate net annualized recurring revenues of approximately $19.1 million when contract values are fully realized.

•
Our earnings from LSV increased by $4.8 million, or 13 percent, to $41.1 million in second-quarter 2018 as compared to $36.3 million in second-quarter 2017. The increase in earnings was primarily due to an increase in assets under management from market appreciation and cash inflows from new clients.

•
Our operating expenses, primarily personnel costs, increased across all of our business segments. These expenses primarily consist of operational, technology development and maintenance and marketing costs and are mainly related to our solutions offerings and to servicing existing and acquiring new clients. In addition, our Investment Managers segment includes personnel costs related to SEI Archway acquired during the third-quarter 2017.

•	We capitalized $11.7 million of software development costs in second-quarter 2018 for continued enhancements to the Platform.

•
Our effective tax rate was 21.1 percent in second-quarter 2018 as compared to 32.1 percent in second-quarter 2017. The decline in our tax rate was primarily due to the tax changes enacted in the Tax Cuts and Jobs Act in December 2017.

•
We acquired Huntington Steele, LLC (Huntington Steele), a registered investment advisor servicing the ultra-high-net-worth market, during the second-quarter 2018. As a result, our ending advised assets as of June 30, 2018 increased by approximately $800 million, and our revenues and expenses increased by approximately $900 thousand and $700 thousand, respectively, during the second-quarter 2018. The results of operations of Huntington Steele are included in our Investments in New Businesses segment. Refer to our second-quarter 2018 Form 10-Q for additional information regarding the financial impact of the acquisition.

•
We adopted ASU Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09) on January 1, 2018. With our adoption of ASU 2014-09, fees received for research services provided by our brokerage subsidiary, SIDCO, are now recorded net of amounts paid for the soft dollar arrangement. As a result, our revenues and expenses in second-quarter 2018 were each reduced by $3.3 million with no impact to net income. Refer to our second-quarter 2018 Form 10-Q for information regarding the impact of ASU 2014-09 on our financial statements.

•	We repurchased 1.6 million shares of our common stock for $104.6 million during the second-quarter 2018.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern time on July 19, 2018. Investors may listen to the call at seic.com/ir-events. Investors may also listen to a replay by telephone at (USA) 800-475-6701; (International) 320-365-3844, access code 451477.

About SEI
Now in its 50th year of business, SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of June 30, 2018, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $882 billion in hedge, private equity, mutual fund and pooled or separately managed assets, including $331 billion in assets under management and $545 billion in client assets under administration. For more information, visit seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results, including our expectations as to the revenue that we believe will be generated by sales events that occurred during the quarter. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017

Asset management, admin. and distribution fees	$316,508	$289,682	$632,717	$569,143
Information processing and software servicing fees	88,322	82,649	177,711	163,172

Total revenues	404,830	372,331	810,428	732,315

Subadvisory, distribution and other asset mgmt. costs	45,209	43,907	90,414	87,059
Software royalties and other information processing costs	7,977	11,319	16,695	23,290
Compensation, benefits and other personnel	127,375	109,555	251,652	218,498
Stock-based compensation	5,323	6,259	10,518	12,439
Consulting, outsourcing and professional fees	50,441	48,335	99,148	91,484
Data processing and computer related	21,133	18,990	41,724	37,315
Facilities, supplies and other costs	17,783	17,575	35,396	33,500
Amortization	12,161	12,565	24,015	24,587
Depreciation	7,138	6,599	14,260	13,399

Total expenses	294,540	275,104	583,822	541,571

Income from operations	110,290	97,227	226,606	190,744

Net (loss) gain on investments	(139)	44	(549)	391
Interest and dividend income	3,162	1,686	5,664	3,029
Interest expense	(132)	(114)	(389)	(226)
Equity in earnings of unconsolidated affiliate	41,073	36,315	81,680	69,880

Income before income taxes	154,254	135,158	313,012	263,818

Income taxes	32,577	43,389	51,497	83,312

Net income	$121,677	$91,769	$261,515	$180,506

Basic earnings per common share	$0.77	$0.58	$1.66	$1.14

Shares used to calculate basic earnings per share	157,542	158,325	157,488	158,708

Diluted earnings per common share	$0.75	$0.57	$1.61	$1.11

Shares used to calculate diluted earnings per share	162,225	161,709	162,825	162,226

Dividends declared per common share	$0.30	$0.28	$0.30	$0.28

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$693,442	$744,247
Restricted cash	3,509	3,505
Receivables from investment products	53,386	56,666
Receivables, net of allowance for doubtful accounts of $605 and $695	314,631	282,706
Securities owned	28,981	21,526
Other current assets	36,248	31,158
Total Current Assets	1,130,197	1,139,808

Property and Equipment, net of accumulated depreciation of $323,992 and $309,955	144,330	146,428
Capitalized Software, net of accumulated amortization of $372,249 and $350,045	312,814	310,405
Investments Available for Sale	89,019	87,983
Investments in Affiliated Funds, at fair value	5,739	6,034
Investment in Unconsolidated Affiliate	51,810	59,492
Goodwill	65,249	52,990
Intangible Assets, net of accumulated amortization of $3,248 and $1,552	33,852	28,578
Deferred Contract Costs	21,521	—
Deferred Income Taxes	2,360	2,767
Other Assets, net	33,815	18,884
Total Assets	$1,890,706	$1,853,369

Liabilities and Equity
Current Liabilities:
Accounts payable	$7,519	$5,268
Accrued liabilities	193,832	265,058
Deferred revenue	5,587	4,723
Total Current Liabilities	206,938	275,049

Borrowings Under Revolving Credit Facility	—	30,000
Long-term Taxes Payable	9,629	10,629
Deferred Income Taxes	56,871	48,472
Other Long-term Liabilities	26,386	12,380
Total Liabilities	299,824	376,530

Shareholders' Equity:
Common stock, $.01 par value, 750,000 shares authorized; 156,800 and 157,069 shares issued and outstanding	1,568	1,571
Capital in excess of par value	1,094,771	1,027,709
Retained earnings	522,764	467,467
Accumulated other comprehensive loss, net	(28,221)	(19,908)
Total Shareholders' Equity	1,590,882	1,476,839
Total Liabilities and Shareholders' Equity	$1,890,706	$1,853,369

ENDING ASSET BALANCES
(In millions) (Unaudited)

	Jun. 30,	Sept. 30,	Dec 31,	Mar. 31,	Jun. 30,
	2017	2017	2017	2018	2018
Private Banks:
Equity and fixed-income programs	$20,185	$21,196	$22,764	$22,917	$22,448
Collective trust fund programs	4	4	4	4	4
Liquidity funds	3,589	3,345	3,864	3,537	3,471
Total assets under management	$23,778	$24,545	$26,632	$26,458	$25,923
Client assets under administration	20,951	22,107	22,980	22,411	22,435
Total assets	$44,729	$46,652	$49,612	$48,869	$48,358

Investment Advisors:
Equity and fixed-income programs	$57,358	$59,455	$61,908	$62,176	$62,227
Collective trust fund programs	5	5	5	5	5
Liquidity funds	2,451	2,327	2,414	2,399	3,101
Total assets under management	$59,814	$61,787	$64,327	$64,580	$65,333

Institutional Investors:
Equity and fixed-income programs	$81,723	$85,763	$87,587	$85,607	$83,687
Collective trust fund programs	80	82	78	72	73
Liquidity funds	2,468	3,699	2,937	2,727	2,594
Total assets under management	$84,271	$89,544	$90,602	$88,406	$86,354
Advised assets	4,255	3,626	3,942	4,185	4,544
Total assets	$88,526	$93,170	$94,544	$92,591	$90,898

Investment Managers:
Equity and fixed-income programs	$92	$93	$96	$97	$95
Collective trust fund programs	42,662	46,087	49,340	45,062	45,213
Liquidity funds	999	799	743	732	496
Total assets under management	$43,753	$46,979	$50,179	$45,891	$45,804
Client assets under administration (A)	476,543	493,538	495,447	507,694	522,700
Total assets	$520,296	$540,517	$545,626	$553,585	$568,504

Investments in New Businesses:
Equity and fixed-income programs	$997	$1,052	$1,104	$1,114	$1,120
Liquidity funds	46	71	53	72	106
Total assets under management	$1,043	$1,123	$1,157	$1,186	$1,226
Advised assets	69	54	49	49	807
Total assets	$1,112	$1,177	$1,206	$1,235	$2,033

LSV Asset Management:
Equity and fixed-income programs (B)	$95,700	$102,901	$107,690	$108,186	$106,505

Total:
Equity and fixed-income programs (C)	$256,055	$270,460	$281,149	$280,097	$276,082
Collective trust fund programs	42,751	46,178	49,427	45,143	45,295
Liquidity funds	9,553	10,241	10,011	9,467	9,768
Total assets under management	$308,359	$326,879	$340,587	$334,707	$331,145
Advised assets	4,324	3,680	3,991	4,234	5,351
Client assets under administration (D)	497,494	515,645	518,427	530,105	545,135
Total assets	$810,177	$846,204	$863,005	$869,046	$881,631

(A)
Client assets under administration in the Investment Managers segment include $42.7 billion of assets that require limited services and therefore are at fee levels below our normal full service assets (as of June 30, 2018). In addition, these assets as of June 30, 2018 also include approximately $14.2 billion administered by SEI Archway that were not included in prior periods.

(B)
Equity and fixed-income programs include assets managed by LSV in which fees are based on performance only. A portion of these assets were not included in prior period reported assets. The ending value of these assets for each period are as follows: $2.0 billion in June 2017, $2.3 billion in September 2017, $2.4 billion in December 2017, $2.4 billion in March 2018 and $2.3 billion in June 2018.

(C)	Equity and fixed-income programs include $5.7 billion of assets invested in various asset allocation funds at June 30, 2018.

(D)	In addition to the numbers presented, SEI also administers an additional $11.6 billion in Funds of Funds assets (as of
June 30, 2018) on which SEI does not earn an administration fee.

AVERAGE ASSET BALANCES
(In millions) (Unaudited)

	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.
	2017	2017	2017	2018	2018
Private Banks:
Equity and fixed-income programs	$19,610	$20,699	$21,748	$23,412	$22,870
Collective trust fund programs	5	4	4	4	4
Liquidity funds	3,677	3,555	3,584	3,720	3,516
Total assets under management	$23,292	$24,258	$25,336	$27,136	$26,390
Client assets under administration	21,166	21,441	22,759	23,398	22,605
Total assets	$44,458	$45,699	$48,095	$50,534	$48,995

Investment Advisors:
Equity and fixed-income programs	$56,319	$58,406	$60,730	$62,650	$62,890
Collective trust fund programs	5	5	5	5	5
Liquidity funds	2,390	2,335	2,235	2,290	2,429
Total assets under management	$58,714	$60,746	$62,970	$64,945	$65,324

Institutional Investors:
Equity and fixed-income programs	$80,561	$84,520	$86,573	$87,207	$85,045
Collective trust fund programs	85	80	80	77	72
Liquidity funds	2,861	3,177	3,052	2,905	2,621
Total assets under management	$83,507	$87,777	$89,705	$90,189	$87,738
Advised assets	3,687	3,552	3,796	4,383	4,301
Total assets	$87,194	$91,329	$93,501	$94,572	$92,039

Investment Managers:
Equity and fixed-income programs	$84	$92	$99	$96	$109
Collective trust fund programs	41,615	44,824	47,772	49,243	45,646
Liquidity funds	937	952	843	834	649
Total assets under management	$42,636	$45,868	$48,714	$50,173	$46,404
Client assets under administration (A)	470,701	486,158	494,201	506,951	522,679
Total assets	$513,337	$532,026	$542,915	$557,124	$569,083

Investments in New Businesses:
Equity and fixed-income programs	$954	$1,016	$1,079	$1,105	$1,090
Liquidity funds	64	55	54	70	95
Total assets under management	$1,018	$1,071	$1,133	$1,175	$1,185
Advised assets	73	73	50	50	813
Total assets	$1,091	$1,144	$1,183	$1,225	$1,998

LSV Asset Management:
Equity and fixed-income programs (B)	$94,010	$100,244	$106,112	$109,904	$108,380

Total:
Equity and fixed-income programs	$251,538	$264,977	$276,341	$284,374	$280,384
Collective trust fund programs	41,710	44,913	47,861	49,329	45,727
Liquidity funds	9,929	10,074	9,768	9,819	9,310
Total assets under management	$303,177	$319,964	$333,970	$343,522	$335,421
Advised assets	3,760	3,625	3,846	4,433	5,114
Client assets under administration	491,867	507,599	516,960	530,349	545,284
Total assets	$798,804	$831,188	$854,776	$878,304	$885,819
(A) Client assets under administration in the Investment Managers segment in Q2 2018 include approximately $13.9 billion of average asset balances administered by SEI Archway that were not included in prior periods.
(B) Equity and fixed-income programs include assets managed by LSV in which fees are based on performance only. A portion of these assets were not included in prior period reported assets. The average of these assets for each period are as follows: $2.0 billion in Q2 2017, $2.2 billion in Q3 2017, $2.4 billion in Q4 2017, $2.3 billion in Q1 2018 and $2.3 billion in Q2 2018.